EXHIBIT 99.2

The following form of email is being sent to certain shareholders via the Internet and employee-shareholders of the Registrant in connection with the Registrant’s 2014 Annual Meeting of Shareholders.

FORM OF EMAIL TO CERTAIN SHAREHOLDERS AND EMPLOYEE

SHAREHOLDERS OF AMERICAN EXPRESS COMPANY

Dear American Express Shareholder,

The 2014 Annual Meeting of Shareholders of American Express Company will be held at the Company’s New York City headquarters at 200 Vesey Street, 26th Floor, New York, New York 10285, on Monday, May 12, 2014, at 9:00 a.m. Eastern Time.

As a shareholder of American Express Company, you are entitled to vote the American Express Company shares held in your name. Your shares may be held:

-	Directly in your name as the shareholder of record, including shares purchased through the stock purchase plan administered by our transfer agent, Computershare, or restricted stock awards issued to employees under our long-term incentive plans; or

-	Indirectly through the American Express Company Stock Fund of our Retirement Savings Plan (RSP) or the Employee Stock Ownership Plan of Amex Canada, Inc.

This e-mail represents only American Express Company shares in the account(s) listed below. If you hold additional American Express Company shares that are not listed below (as, for example, in a brokerage account), instructions for each additional account where shares entitled to vote are held will be sent to you by mail (or by e-mail if you receive electronic delivery of proxy materials).

This e-mail represents all shares in the following account(s):

NAME
AMERICAN EXPRESS CO	123,456,789,012.00000
AMEX 401K	123,456,789,012.00000
AMEX 401K	123,456,789,012.00000
AMEX CANADIAN ISP	123,456,789,012.00000
AMEX RESTRICTED	123,456,789,012.00000
AMEX - LTIA	123,456,789,012.00000

To vote your proxy, you will need to use your unique control number:

012345678901

INTERNET VOTING

You can enter your voting instructions and view the Annual Report and Proxy Statement at the Internet site below. If your browser supports secure transactions, you will automatically be directed to a secure site.

http://www.proxyvote.com

Note: If your e-mail software supports it, you can simply click on the above links.

To access ProxyVote.com, you will need your four-digit PIN:

-	If you have previously set up a PIN at https://www.proxyvote.com, use the four-digit PIN you selected.
-	Otherwise, your PIN is the last four digits of your Social Security number.
-	If you have previously set up a PIN and have forgotten it, please follow the instructions on https://www.proxyvote.com.

TELEPHONE VOTING

If you are located in the United States or Canada, you can vote your shares by calling 1-800-690-6903 (toll-free). You may vote by telephone 24 hours a day. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes.

BEFORE YOU VOTE

Before voting, please review the Company’s 2013 Annual Report to Shareholders and the 2014 Proxy Statement, which are available online on the website specified above. Shareholders who would like to receive a printed copy of the Annual Report, the Proxy Statement, or a copy of the proxy card can send an e-mail to the Secretary’s Office at john.nowak@aexp.com.

Please note: To allow sufficient time for the RSP and the Employee Stock Ownership Plan of Amex Canada, Inc. trustees to vote, the trustees must receive your voting instructions by 11:59 p.m. Eastern Time on Tuesday, May 6, 2014. If the trustees for the RSP and the Employee Stock Ownership Plan of Amex Canada, Inc. do not receive your instructions by that date, the trustees will not vote your shares.

All other shares may be voted through 11:59 p.m. Eastern Time on Sunday, May 11, 2014.

VOTE CONFIRMATION

ProxyVote confirmation is a new service that gives shareholders the opportunity to confirm that their vote was cast in accordance with their instructions. Vote confirmation will be available 24 hours after your vote is received beginning April 27, 2014 with the final vote tabulation remaining available through July 12, 2014. Select the link below, and you will be prompted to enter the control number above. If your vote is not yet available, please retain your control number and revisit the page at a later date. You can access the site at: http://confirm.proxyvote.com

Your vote is important. We encourage you to vote promptly.

Thank you,

Carol V. Schwartz
Secretary American Express Company

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